American Tower Announces Acquisition of CoreSite November 15, 2021 Exhibit 99.2

Disclaimer Definitions are provided at the end of this presentation. "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This presentation contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based these forward-looking statements on management's current expectations and assumptions and not on historical facts. When we use words such as “projects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects,” “forecasts,” “should,” “would,” “could,” “may” or similar expressions, we are making forward-looking statements. Examples of these statements include, but are not limited to, statements regarding the proposed closing of the transaction described below, our ability to successfully integrate the assets we acquire or utilize such assets to their full capacity, including the integration of CoreSite following the consummation of the transaction described below, expected financial projections for the real estate portfolio and the impact on our consolidated results, the expected consideration and the expected sources of funds to finance the transaction described below and the intention to finance the transaction consistent with maintaining our investment grade credit rating. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the transaction described below, uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of CoreSite’s stockholders will tender their stock in the offer, the possibility that competing offers will be made, the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction, the effects of the transaction on relationships with employees, other business partners or governmental entities, the difficulty of predicting the timing or outcome of regulatory approvals or actions and our ability to realize the benefits we expect from the transaction. For additional important factors that may cause actual results to differ materially from those indicated in these forward-looking statements, we refer you to the information contained in Item 1A of our and CoreSite’s annual reports on Forms 10-K for the year ended December 31, 2020, each under the caption “Risk Factors” and in other periodic filings we and CoreSite make with the Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K and quarterly reports on Form 10-Q, as well as the Schedule TO and related tender offer documents to be filed by American Tower and the Schedule 14D-9 to be filed by CoreSite. You should keep in mind that any forward-looking statement we make in this presentation speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Neither we nor CoreSite undertake any obligation to update the information contained in this presentation to reflect subsequently occurring events or circumstances except as may be required by law. The pro forma revenue and operating profit included in this presentation are presented solely for illustrative purposes and reflect estimates and certain assumptions that are considered reasonable under the circumstances and information existing as of the date of preparation of such pro forma metrics. Actual adjustments may differ materially from the information presented in this presentation. Annualized results are not indicative of future results.

Transaction Summary

Overview	› Definitive agreement to acquire CoreSite for a total consideration of $10.1 billion, or $170.00 per share
Assets	› 25 data centers as of the end of Q3 2021, in 8 attractive U.S. metro areas › 32K+ interconnections and 21 critical cloud on-ramps › 1,370+ customers, including leading global enterprises, mobile network operators ("MNOs") and cloud service providers ("CSPs")
Strategic Rationale	› CoreSite's differentiated, network-dense, interconnect facilities, cloud on-ramps and development pipeline poised for long-term, sustainable growth › Establishes AMT as a leader across multiple classes of communications real estate as 5G and wireless/wireline convergence accelerate globally › Creates attractive opportunity to expand CoreSite's platform internationally while augmenting American Tower's global edge platform › Expect meaningful long-term AFFO per Share accretion
Financing and Closing	› Intend to finance transaction in a manner consistent with maintaining investment grade credit rating; fully-committed bridge financing in place › Near-term net leverage expected to rise above 5x, with path towards deleveraging back to 3-5x target range over time › Transaction expected to close by the end of 2021, or shortly thereafter

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CoreSite Overview(1)

CoreSite Assets(2)


Silicon Valley
8 Data Centers
3 on-ramps
Chicago
2 Data Centers
3 on-ramps
Boston
1 Data Center
New York
2 Data Centers
1 on-ramp
N Virginia/ DC
5 Data Centers
6 on-ramps
Los Angeles
4 Data Centers
5 on-ramps
Denver
2 Data Centers
3 on-ramps
Miami
1 Data Center

Revenue Mix


Network
24%
Enterprise
41%
Cloud
35%

Revenue Growth ($M)


$655
$400
10%+ CAGR
2016
2017
2018
2019
2020
Q3'21A(4)

- 25 data centers across 8 key U.S. metros
- ~2.8 million NRSF(3)
- 21 critical cloud on-ramps
- Strong development pipeline

- Diverse base of 1,370+ customers
- Top 10 customers drive ~40% of total revenues
- 32K+ interconnections account for ~14% of total revenue

- Low-latency, hybrid-cloud IT demand driving double-digit growth
- Organic growth complemented by strategic development opportunities

Differentiated Data Center Assets Positioned for Long-Term Value Creation and Growth

(1) Financial and operational metrics are as of the quarter ended September 30, 2021.
(2) Includes Los Angeles's "LA4" data center. CoreSite has decided to exit and vacate their leased data center space for "LA4" by the end of 2021.
(3) Net Rentable Square Feet. Represents "stabilized" and "pre-stabilized" data center facilities. Excludes in-development data center, "LA4" data center and office and light-industrial NRSF.
(4) Represents Q3 2021 annualized and is therefore not indicative of full year results.

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CoreSite’s scalable platform combined with AMT’s leading global tower real estate portfolio expected to drive attractive international expansion opportunities Positions AMT as a potential provider of choice across towers and data centers globally Key Strategic Considerations Differentiated, network-dense, interconnect facilities with critical cloud on-ramps Leading connectivity position and relationships with large U.S. CSP and Telco customers Scalable platform positioned to drive significant future expansion Experienced operating team Provides Core to Edge evolution visibility and ecosystem influence across wireline and wireless Establishes augmented market positioning, combining critical MNO & CSP relationships Platform links premier tower and data center assets to form suite of critical connectivity solutions for our customers Further diversifies and expands global business into additional class of telecommunications real estate while enhancing growth trajectory Establishes new, scaled developed market revenue stream, while expanding into a strong, diverse customer base Attractive Existing CoreSite Assets Positions AMT to Win at the Edge Meaningful International Expansion Opportunity Incremental Diversification

Core to Edge Infrastructure Evolution



Spectrum of where compute is taking place
Mobile Edge
(Cell towers and C-RAN hubs)
Metro Edge
(Tier II / III markets)
Core
(Tier I interconnection markets)

- 5G ultra low-latency use cases expected to drive compute to the Edge of the mobile network
- AMT's distributed real estate portfolio well-positioned to support edge compute functions
- Meaningful role to play in the deployment and location of the Mobile Edge

- Edge evolution expected to intensify in Tier II/III metros, reducing latency to < 20 ms
- Existing CoreSite development pipeline and AMT financial strength poised to accelerate profitable Metro Edge deployments

- CoreSite has leading data center market position across eight top U.S. metros
- Beachfront data center properties expected to remain critical pieces of 5G network topography as edge evolution begins from the "Core"

Combination of Leading, Scaled Tower and Data Center Portfolios Positions American Tower to Win at Multiple Layers of the Edge

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Transforming AMT's Edge Position

	Mobile Edge	Metro Edge
2026 Estimated Total Addressable Market[(1)]	~$1 Billion	~$2 Billion
CoreSite Standalone Positioning	› Strong relationships across CSPs › Emerging but limited access to broad, exclusive, distributed real estate	› A U.S. market leader with scalable colo, cloud and interconnectivity ecosystem › Strong market positioning with key CSP relationships and relevance
AMT Standalone Positioning	› Leading 43K+ U.S. communications site portfolio and 175K+ sites internationally › Strong relationships across key MNOs	› Small scale investments to date › Modest existing role in ecosystem with U.S. southeast regional scale
Combined Strategic Positioning	› Asset quality and combined strength of AMT's MNO and CoreSite's CSP customer relationships expected to create market leading comprehensive, integrated wireless infrastructure platform › Transaction expected to create communications real estate leader positioned to win as 5G deployments drive wireline and wireless convergence globally	

(1) Source: Altman Solon Research & Analysis estimates. Represents estimated total addressable market for Space and Power solutions in terms of revenue.

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Existing CoreSite assets poised to benefit from strong secular demand trends and create significant long-term value on a standalone basis American Tower’s existing global tower portfolio well-positioned to continue to generate compelling long-term growth The combination of these assets establishes a differentiated global platform optimally positioned to benefit from 5G deployments and the accelerating convergence of wireline and wireless networks In Summary Transaction Expected to Create a Communications Real Estate Leader Poised to Win in the Next Generation of Network Deployments

Appendix

AMT Pro Forma Consolidated Metrics(1)(2) The pro forma revenue and operating profit are presented solely for illustrative purposes and reflect estimates and certain assumptions that are considered reasonable under the circumstances and information existing as of the date of preparation of such pro forma metrics. Actual adjustments may differ materially from the information presented on this page. Percentages may not sum to 100% due to rounding. Q3 2021 Pro Forma Revenue U.S. & Canada PF Data Centers Latin America Q3 2021 Pro Forma Operating Profit Enhanced Asset, Customer and Geographic Diversification Africa APAC Europe U.S. & Canada PF Data Centers Latin America Africa APAC Europe

Definitions Adjusted EBITDA: Net income before income (loss) from equity method investments; Income tax benefit (provision); Other income (expense); Gain (loss) on retirement of long-term obligations; Interest expense; Interest income; Other operating income (expense); Depreciation, amortization and accretion; and Stock-based compensation expense. American Tower believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector. Cloud On-Ramp: Cloud On-Ramps represent points of interconnection into the large public cloud sites or availability zones. Enterprise colocation customers in Core, Metro and Mobile Edge data centers typically need to access data and applications hosted in the public cloud. Compound Annual Growth Rate (“CAGR”): The mean annual growth rate over a specified period of time longer than one year. Consolidated Adjusted Funds From Operations, or Consolidated AFFO: Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. American Tower believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of American Tower’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector. Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding. Core: Core collocation data centers are large facilities or campuses that serve as the main regional computing center hubs where telecom networks typically exchange internet and private data traffic. Core data centers enable efficient, neutral host computing for networking, cloud services and enterprise applications. Interconnection: Interconnection, or Interconnect, is a service provided by data center operators that physically connects fiber networks together to form networks for transacting data and services. In addition, software defined interconnection fabrics logically provide programmable connections amongst data center customers and across connected networks. Metro Edge: Metro data centers provide smaller, distributed, collocation hosting options for enterprise computing customers with local fiber connectivity. These data centers typically have high speed connectivity back to the regional hubs. Mobile Edge: The emerging Mobile Edge consists of multi-access edge computing (“MEC”) at the Aggregation Edge, and a future Access Edge. These two edge sites represent an important growth opportunity as 5G networks roll out to support applications that must be deployed at existing tower sites or other distributed metro edge locations. The Mobile Edge consists of Aggregation Edge data centers hosting centralized Radio Access Network (RAN) and colocation of computing functions for low latency applications serving multiple tower sites and mobile devices across an area. The Access Edge sites can be placed at individual tower sites to provide collocation of critical ultra low latency wireless applications leveraging many more distributed macro tower sites for even higher performance. Nareit Funds From Operations Attributable to American Tower Corporation Common Stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. American Tower believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of American Tower’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector. Net Leverage Ratio: Net debt (total long-term debt, including current portion, and for periods beginning in the first quarter of 2019, finance lease liabilities, less cash and cash equivalents) divided by the quarter’s annualized Adjusted EBITDA. American Tower believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings. Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. American Tower believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of CoreSite nor is it a substitute for any tender offer materials that American Tower, its wholly owned subsidiary or CoreSite will file with the SEC. A solicitation and an offer to buy shares of CoreSite will be made only pursuant to an offer to purchase and related materials that American Tower intends to file with the SEC. At the time the tender offer is commenced, American Tower will file a Tender Offer Statement on Schedule TO with the SEC, and CoreSite will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CORESITE’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of CoreSite at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting American Tower or CoreSite. Copies of the documents filed with the SEC by American Tower will be available free of charge under the “Investor Relations” section of American Tower’s website at www.americantower.com. Copies of the documents filed with the SEC by CoreSite will be available free of charge under the “Investors” section of CoreSite’s website at www.coresite.com. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, American Tower and CoreSite file annual, quarterly and current reports, proxy statements and other information with the SEC. American Tower’s and CoreSite’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov. Additional Information